Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation 28601 Clemens Road Westlake, Ohio 44145 USA
CONTACT:	Lara Mahoney Vice President, Investor Relations & Corporate Communications 440.414.5639 Lara.Mahoney@nordson.com

Nordson Corporation Names Sundaram Nagarajan as President and Chief Executive Officer, Effective August 1, 2019

Westlake, Ohio – (Insert Date) – Nordson Corporation (NASDAQ-NDSN) today announced that Sundaram Nagarajan (Naga) has been appointed President and Chief Executive Officer, effective August 1, 2019. Mr. Nagarajan succeeds Michael F. Hilton, who previously announced his plans to retire. Upon Mr. Nagarajan’s start date, Mr. Hilton will become Senior Advisor to the Company and remain on the board of directors until he retires on December 31, 2019.

Mr. Nagarajan joins Nordson following a 23-year career with Illinois Tool Works Inc. (ITW), a Fortune 200 company. He is currently the Executive Vice President, Automotive OEM Segment, for ITW, a $3.3 billion business segment. Under his leadership, the Automotive OEM segment has a proven track record of delivering profitable revenue growth through both organic and acquisitive means. Mr. Nagarajan has been focused on creating value for his customers through innovation and industry leading excellence in quality and delivery. He also has prioritized building strong, diverse and global leadership teams to sustain this above-market business performance.

“After a comprehensive search, we are excited to name Naga as Nordson’s next President and CEO. Naga’s passion for technology driven innovation, knowledge of global industrial markets, and outstanding record of improving the financial results of the businesses he has run by focusing on customer intimacy, operational excellence, and employee development, make him a perfect fit for Nordson,” said Michael Merriman, Chairman of the Board of Directors.

“Throughout my career, I’ve thrived in driving growth and profitability by focusing on the customer while also prioritizing innovation and talent development. I am very honored to join Nordson, which has always put its customers and employees first, and as a result has grown into a market leading enterprise with an outstanding reputation. I look forward to building on this success with the Nordson team,” said Mr. Nagarajan.

Added Mr. Merriman, “On behalf of the entire Board, I want to thank Mike Hilton for his outstanding leadership of Nordson over the past ten years. We appreciate his commitment to supporting Naga in this important transition, and the Board and I look forward to his counsel as Senior Advisor to the Company.”

The terms of Mr. Nagarajan’s employment agreement will be described in a Current Report on Form 8-K to be filed by the Company.

About Sundaram Nagarajan+

In 1991, Mr. Nagarajan started his career at Hobart Brothers where he was engaged in the design and development of welding consumables. The company was acquired by ITW in 1996, and Mr. Nagarajan continued to grow and take on greater responsibility over the next 23 years. He was promoted to Group Vice President, ITW Welding Group in 2006 and Group President, Welding International in 2008. From 2010 – 2014, he served as Executive Vice President, Welding, where he led ITW’s $1.9 billion group of welding and related industrial businesses worldwide. In 2015, he was promoted to his current role as Executive Vice President, Automotive OEM Segment, reporting to the Chairman and CEO.

Mr. Nagarajan holds a BS degree from South Gujarat University, India, an MBA from Wright State University, Ohio, and a MS and Ph.D. in materials science from Auburn University, Auburn, Alabama.

Mr. Nagarajan is a member of the Board of Directors of Sonoco Products Company, Past Trustee of Hobart Institute of Welding Technology, Advisory Board Member of IACS, member of the Executive Club, member of the Economics Club of Chicago, Former Trustee of AWS Foundation Inc. and Co-Chair of ITW’s National United Way Campaign (2013 and 2014).

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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